Exhibit 4.1

[Tampa Electric Company Logo]

LETTER AMENDMENT NO. 1

December 9, 2004

The Prudential Insurance Company of America

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4200E

Dallas, Texas 75201

Ladies and Gentlemen:

We refer to the Amended and Restated Note Agreement dated as of May 30, 1997 (the “Agreement”) between Tampa Electric Company (successor by merger to Peoples Gas System, Inc.) (the “Company”) and The Prudential Insurance Company of America. Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

The Company has asked you to amend the Agreement to permit the Company to engage in a financing secured by certain property of the Company or its Subsidiaries, but within the limits of the amounts of Funded Debt permitted under paragraph 6B(2) of the Agreement. In connection with our request for amendment, (i) we represent and warrant that, as of the date hereof, no Default or Event of Default exists under the Agreement and (ii) we agree to pay you a fee in the amount of $39,200.

You have indicated your willingness to agree to the requested changes. Accordingly, it is hereby agreed by you and us that the Agreement is, effective the date first above written, hereby amended as follows:

(a) Paragraph 6B(1). Liens. Paragraph 6B(1) of the Agreement is hereby amended to delete the word “and” at the end of clause (vi), to replace the period at the end of clause (vii) with “ and” and to insert the following new clause (viii) immediately after clause (vii):

“(viii) any Lien now or hereafter existing on Receivables and Related Assets in connection with a Permitted Receivables Securitization Program; provided, the underlying Funded Debt (i) is permitted by paragraph 6B(2), and (ii) does not exceed $150,000,000.”

(b) Paragraph 10B. Other Terms. Paragraph 10B of the Agreement is amended by adding in alphabetical order the following definitions:

“‘Permitted Receivables Securitization Program’ means a transaction or series of transactions pursuant to which a Securitization Subsidiary purchases Receivables and Related Assets from the Company or any Subsidiary of the Company and finances such Receivables and Related Assets through the issuance of indebtedness or equity interests or through the sale of the Receivables and Related Assets or a fractional undivided interest in the Receivables and Related Assets, provided that (i) the Company shall have determined in good faith that such transaction or series of transactions is economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Receivables and Related Assets to or by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company), (iv) no portion of the Debt of a Securitization Subsidiary is subject to a Guarantee by or has recourse to the Company or any other Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall constitute credit recourse for the failure of an obligor of a Receivable to pay) and (v) neither the Company nor any other Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary’s financial condition.”

“‘Receivables and Related Assets’ means accounts receivable, chattel paper, instruments, deposit accounts, investment property, letter of credit rights and general intangibles, and any security and guarantees for any of the foregoing, and proceeds of all of the foregoing.”

“‘Securitization Subsidiary’ means a Subsidiary of the Company which is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto.”

On and after the effective date of this Letter Amendment No. 1 (this “Letter Amendment”), each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Agreement, and each reference in the Notes to “the Agreement”, “thereunder”, “thereof”, or words of like import referring to the Agreement, shall mean the Agreement as amended by this Letter

Amendment. The Agreement, as amended by this Letter Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Letter Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy under the Agreement nor constitute a waiver of any provision of the Agreement.

This Letter Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Letter Amendment.

If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least a counterpart of this Letter Amendment to Tampa Electric Company, 702 North Franklin Street, Tampa, Florida 33602, Attention of Director-Corporate Finance. This Letter Amendment shall become effective as of the date first above written when and if counterparts of this Letter Amendment shall have been executed by us and you and you have received the fee referenced above.

Very truly yours,

TAMPA ELECTRIC COMPANY

By:	/s/ S. W. Callahan
Name:	S. W. Callahan
Title:	Treasurer

Agreed as of the date first above written:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ B. Lemons
Vice President